Filed Pursuant to Rule 433

Registration Statement No. 333-259782

Pricing Term Sheet

September 28, 2021

Analog Devices, Inc.

$500,000,000 Floating Rate Senior Notes due 2024

$750,000,000 1.700% Sustainability-Linked Senior Notes due 2028

$1,000,000,000 2.100% Senior Notes due 2031

$750,000,000 2.800% Senior Notes due 2041

$1,000,000,000 2.950% Senior Notes due 2051

This pricing term sheet, dated September 28, 2021 (this “Pricing Term Sheet”), should be read together with the preliminary prospectus supplement, dated September 28, 2021 (the “Preliminary Prospectus Supplement”), of Analog Devices, Inc. (the “Issuer”) The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement. Capitalized terms used but not defined in this Pricing Term Sheet shall have the meanings ascribed to them in the Preliminary Prospectus Supplement.

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$500,000,000 Floating Rate Senior Notes due 2024

Issuer:	Analog Devices, Inc.

Security:	Floating Rate Senior Notes due 2024 (the “2024 Notes”)

Format:	SEC Registered

Maturity Date:	October 1, 2024

Aggregate Principal Amount:	$500,000,000

Index:	Benchmark rate, which will initially be Compounded SOFR as described under “Description of the Notes—Interest—Floating Rate Notes” in the Preliminary Prospectus Supplement.

Coupon:	Compounded SOFR + 25 basis points (0.250%), determined on each corresponding Interest Payment Determination Date for such interest period as described under “Description of the Notes—Interest—Floating Rate Notes” in the Preliminary Prospectus Supplement.

Price to Public (Issue Price):	100.000% of the principal amount

Interest Payment Dates:	Quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2022 (each, a “Floating Rate Interest Payment Date”)

Interest Payment Determination Date:	The date that is two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date

Interest Period	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on the date of original issuance) to, but excluding, the next succeeding Floating Rate Interest Payment Date or, in the case of the last such period, the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date to, but excluding, the maturity date.

Optional Redemption:	The 2024 Notes may not be redeemed prior to their maturity.

CUSIP / ISIN:	032654AT2 / US032654AT25

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

Roberts & Ryan Investments, Inc.

Blaylock Van, LLC

$750,000,000 1.700% Sustainability-Linked Senior Notes due 2028

Issuer:	Analog Devices, Inc.

Security:	1.700% Sustainability-Linked Senior Notes due 2028 (the “2028 Notes”)

Format:	SEC Registered

Maturity Date:	October 1, 2028

Aggregate Principal Amount:	$750,000,000

Interest Rate:	1.700%

Interest Rate Step Up Provisions Related to Sustainability Performance Target:	The interest rate payable on the 2028 Notes will be increased from and after April 1, 2026 (the “Interest Rate Step Up Date”), to but not including the maturity date of the 2028 Notes, by an additional 30 basis points (0.300%) per annum in the aggregate unless the Issuer has notified The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”) in writing on or before the date that is 15 days prior to the Interest Rate Step Up Date in the form of an officer’s certificate, upon which the trustee may conclusively rely without any duty of further inquiry, certifying that such officer has determined that the Issuer has satisfied the Sustainability Performance Target (as defined in the Preliminary Prospectus Supplement under the caption “Description of the Notes”) and that the Issuer has received a related Assurance Letter (as defined in the Preliminary Prospectus Supplement under the caption “Description of the Notes”) from the External Verifier (as defined in the Preliminary Prospectus Supplement under the caption “Description of the Notes”) upon which the Issuer has based its certification.

Price to Public (Issue Price):	99.405% of the principal amount

Pricing Benchmark Treasury:	UST 1.125% due August 31, 2028

Benchmark Treasury Price and Yield:	98-18+; 1.341%

Spread to Benchmark Treasury:	45 basis points (0.450%)

Re-Offer Yield:	1.791%

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022

Optional Redemption:

Prior to August 1, 2028 (the “Par Call Date”), at the greater of 100% or the make-whole amount to the Par Call Date at a discount rate equal to the Treasury Rate plus 10 basis points (0.100%), in each case plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after the Par Call Date, at 100%, plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	032654AU9 / US032654AU97

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. BofA Securities, Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. PNC Capital Markets LLC

Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

Roberts & Ryan Investments, Inc.

Blaylock Van, LLC

$1,000,000,000 2.100% Senior Notes due 2031

Issuer:	Analog Devices, Inc.

Security:	2.100% Senior Notes due 2031 (the “2031 Notes”)

Format:	SEC Registered

Maturity Date:	October 1, 2031

Aggregate Principal Amount:	$1,000,000,000

Coupon:	2.100%

Price to Public (Issue Price):	99.428% of the principal amount

Pricing Benchmark Treasury:	UST 1.250% due August 15, 2031

Benchmark Treasury Price and Yield:	97-11+; 1.539%

Spread to Benchmark Treasury:	62.5 basis points (0.625%)

Re-Offer Yield:	2.164%

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022

Optional Redemption:

Prior to July 1, 2031 (the “Par Call Date”), at the greater of 100% or the make-whole amount to the Par Call Date at a discount rate equal to the Treasury Rate plus 10 basis points (0.100%), in each case plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after the Par Call Date, at 100%, plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	032654AV7 / US032654AV70

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. BofA Securities, Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC

Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

Roberts & Ryan Investments, Inc.

Blaylock Van, LLC

$750,000,000 2.800% Senior Notes due 2041

Issuer:	Analog Devices, Inc.

Security:	2.800% Senior Notes due 2041 (the “2041 Notes”)

Format:	SEC Registered

Maturity Date:	October 1, 2041

Aggregate Principal Amount:	$750,000,000

Coupon:	2.800%

Price to Public (Issue Price):	99.227% of the principal amount

Pricing Benchmark Treasury:	UST 1.750% due August 15, 2041

Benchmark Treasury Price and Yield:	95-03+; 2.051%

Spread to Benchmark Treasury:	80 basis points (0.800%)

Re-Offer Yield:	2.851%

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022

Optional Redemption:

Prior to April 1, 2041 (the “Par Call Date”), at the greater of 100% or the make-whole amount to the Par Call Date at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%), in each case plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after the Par Call Date, at 100%, plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	032654AW5 / US032654AW53

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. BofA Securities, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc.

Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

Roberts & Ryan Investments, Inc.

Blaylock Van, LLC

$1,000,000,000 2.950% Senior Notes due 2051

Issuer:	Analog Devices, Inc.

Security:	2.950% Senior Notes due 2051 (the “2051 Notes”)

Format:	SEC Registered

Maturity Date:	October 1, 2051

Aggregate Principal Amount:	$1,000,000,000

Coupon:	2.950%

Price to Public (Issue Price):	99.173% of the principal amount

Pricing Benchmark Treasury:	UST 2.375% due May 15, 2051

Benchmark Treasury Price and Yield:	106-07; 2.092%

Spread to Benchmark Treasury:	90 basis points (0.900%)

Re-Offer Yield:	2.992%

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022

Optional Redemption:

Prior to April 1, 2051 (the “Par Call Date”), at the greater of 100% or the make-whole amount to the Par Call Date at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%), in each case plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after the Par Call Date, at 100%, plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	032654AX3 / US032654AX37

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. BofA Securities, Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC

Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

Roberts & Ryan Investments, Inc.

Blaylock Van, LLC

2024 Notes, 2028 Notes, 2031 Notes, 2041 Notes and 2051 Notes

Expected Ratings*:	Moody’s: A3 (positive outlook) S&P: A- (stable outlook)

Trade Date:	September 28, 2021

Settlement Date (T + 5):	October 5, 2021; under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes offered hereby before the second business day prior to the Settlement Date will be required, by virtue of the fact that such notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Denominations:	$2,000 x $1,000

CHANGES TO THE PRELIMINARY PROSPECTUS SUPPLEMENT

1.	The first paragraph under the section “Underwriting – (Conflicts of Interest) – Other Relationships” shall be replaced with the following:

Morgan Stanley & Co. LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC are acting as dealer managers in connection with the tender offer described under “Prospectus Supplement Summary—Recent Developments”. We have agreed to pay the dealer managers a fee for their services to us in connection with the tender offer.

2.

Additional conforming changes are made throughout the Preliminary Prospectus Supplement, including under the headings “Summary—The Offering”, “Capitalization”, “Use of Proceeds” and “Underwriting”, to reflect the changes described above .

*

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each rating of the notes should be evaluated independently of any other rating and of similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuer has filed a Registration Statement (including a prospectus) and the Preliminary Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement, the Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling Morgan Stanley & Co. LLC at (866) 718-1649, Citigroup Global Markets Inc. at (800) 831-9146, BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at (212) 834-4533 or BNP Paribas Securities Corp. at (800) 854-5674.

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